EXHIBIT 99.1

IR INQUIRIES: Charles Messman Investor Relations 949-362-5800 IR@smithmicro.com

Smith Micro Announces Michael Fox as Interim Vice President of Finance; will transition to Interim Chief Financial Officer

PITTSBURGH, PA, August 12, 2021 – Smith Micro Software, Inc. (NASDAQ: SMSI) today announced that as part of the orderly transition to replace Tim Huffmyer as Chief Financial Officer, the Company has hired Mike Fox as its interim Vice President of Finance. Following Mr. Huffmyer’s departure, Mr. Fox will serve as the Company’s interim CFO while the Company continues its search for a permanent CFO over the next several months.

Mr. Fox is an accomplished business leader with over 25 years of experience in executive finance, having held operations roles at large-scale organizations, including serving as a CFO or senior finance executive in both private and public companies.

The Company is continuing its formal search for a CFO, which it initiated last month following Huffmyer’s announcement that he would leave his position in early September to pursue a new opportunity.

Smith Micro Announces Michael Fox as Interim Vice President of FinancePage 2 of 2

About Smith Micro Software, Inc.

Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless service providers and cable MSOs around the world. From enabling the family digital lifestyle to providing powerful voice messaging capabilities, our solutions enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones and consumer IoT devices. The Smith Micro portfolio also includes a wide range of products for creating, sharing and monetizing rich content, such as visual voice messaging, optimizing retail content display and performing analytics on any product set. For more information, visit www.smithmicro.com.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective owners.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements regarding future events or results, including statements related to the Company’s expected future performance and other statements using such words as “expect,” “anticipate,” “believe,” “plan,” “intend,” “could,” “will” and other similar expressions.  Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Among the important factors that could cause or contribute to such differences are changes resulting from or relating to difficulties in hiring or retaining key management personnel, the ongoing COVID-19 pandemic, including changes in consumer behavior, changes in our customers’ retail store operations and/or changes in health and safety recommendations and requirements, changes in customer or platform requirements and limitations on our ability to compete effectively with other software and technology companies. These and other factors discussed in our filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management, and we do not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.